Exhibit 99.1

November 16, 2012

Wes Bush
Chairman of the Board of Directors
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, VA 22042

Dear Wes:

It is with great reluctance that I hereby tender my resignation as a director of Northrop Grumman Corporation, effective November 30, 2012. Over the past months, my duties as President and Chief Financial Officer of Dreamworks Animation have required an ever increasing amount of my time and focus, including a substantial amount of international travel. I do not see that situation changing in the foreseeable future; therefore, I believe it is in the best interests of the Company for me to submit my resignation from the Board.

My eleven years on the Board have seen many changes at the Company, including new leadership, portfolio shaping to position the Company for the emerging environment, tremendous focus on performance, and relocation of the Company headquarters from Los Angeles to the Washington, DC area. It has been my pleasure and privilege to be a part of that journey. I believe the Company is well positioned for the future, to serve its customers, employees and shareholders.

I send my very best wishes to you, my colleagues on the Board, and the Company. I look forward to your many successes in the months and years to come.

Very truly yours,

_/s/ Lewis W. Coleman__________________
Lewis W. Coleman
Director